Exhibit 99.1

        5300 Town and Country Blvd., Suite 500
        Frisco, Texas 75034
        Telephone: (972) 668-8834
        Contact: Gary H. Guyton
        Director of Planning and Investor Relations
        Web Site:  www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ADDS TO HAYNESVILLE
ACREAGE WITH JOINT DEVELOPMENT VENTURE

FRISCO, TEXAS, January 9, 2017 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) today announced that it has entered into a joint development venture that will target the Haynesville shale.

Comstock and USG Properties Haynesville, LLC ("USG") have entered an agreement to jointly develop certain acreage prospective for the Haynesville shale in Louisiana and Texas which has recently been acquired by USG.  Comstock will operate the wells to be drilled and will manage the drilling program.  Comstock will receive a 12.5% working interest in the acreage in consideration for serving as operator and can acquire an additional 12.5% working interest in each well drilled by reimbursing USG for the related acreage costs of the well being drilled.  Initially, USG is contributing 3,315 net acres to the venture.  Comstock estimates that a minimum of 20 wells will be drilled to develop this acreage and plans to add a third operated drilling rig in April 2017 to drill the joint venture wells. Comstock also intends to work with USG to acquire additional acreage for the joint development venture.

With the addition of the joint development venture, Comstock has revised its capital budget for 2017 to $168.5 million and anticipates drilling 24 (18.9 net) Haynesville shale wells in 2017.

The Company additionally announced that it has continued to add to its hedging program for 2017 with the continued improvement in natural gas prices.  Currently, the Company has, in the aggregate, hedged 65 million cubic feet per day of its 2017 natural gas production at $3.37 per Mmbtu.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.